Exhibit 4.1

SUBSTITUTE REVOLVING CREDIT NOTE

$20,000,000	Dated July 8, 2009 and Effective as of July 1, 2009

FOR VALUE RECEIVED, the undersigned, MEDALLION FINANCIAL CORP. a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay on or before September 30, 2009 (the “Revolving Credit Termination Date”), to the order of STERLING NATIONAL BANK (the “Bank”), at the office of the Bank located at 650 Fifth Avenue, New York, New York 10019, or at such other location as the Bank shall designate, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (i) $20,000,000, or (ii) so much thereof as shall have been advanced (the “Advances”) by the Bank to the Borrower and remain outstanding pursuant to that certain Loan and Security Agreement dated April 26, 2004 by and between the Borrower and the Bank, as amended by a First Amendment thereto dated July 28, 2005, a letter agreement dated June 15, 2006, a Second Amendment thereto dated August 14, 2006, a letter agreement dated June 27, 2007, a Third Amendment thereto dated July 31, 2007, a Fourth Amendment thereto dated as of December 31, 2007, a letter agreement dated June 27, 2008, a Fifth Amendment thereto dated August 28, 2008, a Sixth Amendment thereto dated as of December 31, 2008, a Seventh Amendment thereto dated as of February 2, 2009 and an Eighth Amendment thereto dated as of the date hereof (collectively, the “Agreement”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at a rate or rates per annum and at such times as are provided in the Agreement. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

All Advances made by the Bank to the Borrower hereunder may be noted by the Bank on any schedule or other record which may now or hereafter be annexed by the Bank hereto, and the Bank is authorized to make such notations which shall be prima facie evidence of the principal amount outstanding hereunder at any time; provided, however, that any failure to make such a notation (or any error in notation) shall not limit or otherwise affect the obligation of the Borrower hereunder, which is and shall remain absolute and unconditional.

This Note is secured by the Collateral, the Security Agreement and other collateral described in the Agreement, and is guaranteed by Medallion Funding Corp.

The Borrower shall pay to the Bank a late charge (the “Late Charge”) in an amount equal to five percent (5%) of any payment which is more than ten (10) days in arrears to cover the extra expense involved in handling delinquent payments. The term “payments” shall be construed to include principal, interest, fees and any other amount due under the terms of this Note or any of the other Loan Documents. Acceptance by the Bank of payment of a Late Charge shall in no way be construed to be an election of remedies or waiver by the Bank of any of its rights at law or under the terms of any of the Loan Documents.

This Note may be prepaid, in whole or in part, at any time or from time to time, in accordance with the provisions of the Agreement.

All payments made hereunder shall be applied: first, to any fees or other charges owing to the Bank hereunder; second, to accrued and unpaid interest; and third, to the outstanding principal balance hereof. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the Bank may apply payments received hereunder in such manner as it shall determine in its sole and absolute discretion.

The Bank may declare this Note to be immediately due and payable if any of the following events shall have occurred and be continuing:

(1) Failure by the Borrower to make any payment of principal or interest under this Note on any date when due; or

(2) An Event of Default shall have occurred under the Agreement or any of the other Loan Documents.

Upon the occurrence of any Event of Default, the Bank may, in addition to such other and further rights and remedies as provided by law or under any of the Loan Documents, (i) collect interest on such overdue amount from the date of such maturity until paid at a rate per annum equal to two percent (2%) in excess of the rate otherwise in effect hereunder, (ii) setoff such amount against any deposit account maintained in the Bank by the Borrower, and such right of setoff shall be deemed to have been exercised immediately upon such stated or accelerated maturity even though such setoff is not noted on the records of the Bank until a later time, and (iii) hold as security any property heretofore or hereafter delivered into the custody, control or possession of the Bank or any entity acting as agent for the Bank by any person liable for the payment of this Note.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity, or in bankruptcy, receivership, or any other court proceeding, or should this Note be placed in the hands of attorneys for collection upon default, the Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs and expenses of collecting or attempting to collect this Note, including reasonable attorneys’ fees and expenses.

This Note shall be and remain in full force and effect and in no way impaired until the actual payment thereof to the Bank, its successors or assigns.

Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Bank would be contrary to provisions of law applicable to the Bank limiting the maximum rate of interest which may be charged or collected by the Bank.

The Borrower and all endorsers and guarantors of this Note hereby waive presentment, demand for payment, protest and notice of dishonor of this Note.

This Note is binding upon the Borrower and its successors and permitted assigns and shall inure to the benefit of the Bank and its successors and assigns.

This Note and the rights and obligations of the parties hereto shall be subject to and governed by the laws of the State of New York without regard to any conflict of laws principles.

This Note is executed and delivered by the Borrower in substitution for, but not in repayment of, the Substitute Revolving Credit Note dated as of February 2, 2009 from the Borrower to the Bank in the maximum principal amount of $20,000,000 (the “Prior Note”); provided, however, that the execution and delivery by the Borrower of this Note shall not constitute a refinancing, repayment, accord and satisfaction or novation of the Prior Note or the indebtedness evidenced thereby.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed by its authorized officer as of the date set forth on the first page hereof.

MEDALLION FINANCIAL CORP.

By:	/s/ Brian S. O’Leary
Name:	Brian S. O’Leary
Title:	Executive Vice President & Chief Operating Officer

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the 8th day of July, 2009, before me, the undersigned, personally appeared Brian S. O’Leary, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Marisa Silverman
Notary Public

MARISA SILVERMAN
Notary Public, State of New York
No. 02SI6123541
Qualified in Kings County, NY
Commission Expires 3/7/13